BEFORE THE
                     PENNSYLVANIA PUBLIC UTILITY COMMISSION


APPLICATION OF PECO ENERGY  :
COMPANY FOR ISSUANCE OF A   :
QUALIFIED RATE ORDER UNDER  :                   APPLICATION
SECTION 2812 OF THE         :                   DOCKET NO. R-00005030
PUBLIC UTILITY CODE         :


                       JOINT PETITION FOR FULL SETTLEMENT
                      OF PECO ENERGY COMPANY'S APPLICATION
                     FOR ISSUANCE OF A QUALIFIED RATE ORDER
                  UNDER SECTION 2812 OF THE PUBLIC UTILITY CODE

     PECO Energy Company ("PECO" or the "Company"); the Office of Consumer Advocate ("OCA"), the Office of Small Business Advocate (the "OSBA"), the Philadelphia Area Industrial Energy Users Group ("PAIEUG"), the Consumers Education and Protective Association, the Tenants' Action Group, and the Association of Community Organizations for Reform Now ("CEPA, TAG and ACORN"), the Commission's Office of Trial Staff ("OTS"), and the Mid-Atlantic Power Supply Association ("MAPSA") (all such parties referred to collectively as the "Joint Petitioners"), by their counsel, respectfully submit this Joint Petition for Full Settlement of PECO Energy's Application for Issuance of a Qualified Rate Order Under Section 2812 of the Public Utility Code (the "Joint Petition").

     The terms and conditions of the Joint Petition represent a comprehensive settlement of all issues presented in PECO's Application. The Joint Petitioners aver that this comprehensive settlement is in the public interest and, therefore, request that the Commission: (1) approve without modification the proposed settlement as set forth in the Joint Petition; and (2) issue a

Qualified Rate Order authorizing PECO to securitize up to an additional $1.0 billion of its authorized stranded costs and assets as agreed to herein.

                            I. SUMMARY OF SETTLEMENT

     The Joint Petitioners have agreed to the proposed settlement terms and conditions as set forth in this document and its appendices as a means to resolve, finally and equitably, all issues arising from PECO's Application to securitize up to an additional $1.0 billion of its authorized stranded costs and assets, in lieu of litigation before the Commission and the courts.

     The Joint Petitioners submit that the terms and conditions of this settlement fairly balance the interests of parties affected by PECO's Application. All PECO customers will have guaranteed rate reductions in 2001. In addition, once the Commission's order has become final and nonappeallable, PECO will take on all market and other issuance risks associated with the securitization. The marketers' concerns that the securitization should not be implemented in a manner that harms competition have been addressed.

     Consistent with the Commission's goal of negotiated settlement in major cases, the Joint Petitioners engaged in extensive settlement negotiations in this matter early in the litigation process. By engaging in those early discussions, the Joint Petitioners other than MAPSA were able to present the Commission at the time of filing the Application with a settlement proposal(1) that formed the framework for a formal agreement once all issues were known. After notice of the Application was issued, one

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1 MAPSA and PECO engaged in early settlement discussions, but MAPSA was not a signatory to the initial settlement proposal.



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additional party - MAPSA - intervened raising additional issues. PECO and the other Joint Petitioners met with MAPSA and reached agreement on the issues raised by MAPSA, as discussed below. The Joint Petitioners, including MAPSA, are now able to present a proposal for full settlement of this matter without litigation and the attendant use of resources by the Commission and the parties.

                                 II. BACKGROUND

     1. On December 3, 1996, Governor Ridge signed into law the Electricity Generation Customer Choice and Competition Act (66 Pa. C.S. ss.ss.2801 et seq.) (the "Electric Competition Act"). The Electric Competition Act fundamentally restructures the provision of electric service in Pennsylvania by mandating the introduction of customer choice of generation supplier commencing January 1, 1999.

     2. On April 1, 1997, PECO submitted a comprehensive Restructuring Plan in which it requested the Commission to approve (1) the use of unbundled rates for electric service, (2) the recovery of transition and stranded costs and assets,
(3) a plan to meet its public service obligations, and (4) a proposed Consumer Education Program.

     3. On April 29, 1998, after full litigation of PECO's electric restructuring case, including the filing of numerous appeals and cross-appeals at the Commonwealth Court and in the federal courts, PECO and virtually all intervenor parties to that case submitted to the Commission a Joint Petition


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for Full Settlement of PECO Energy's Restructuring Plan and Related Appeals And
Application for a Qualified Rate Order and Application for Transfer of Generation Assets in Docket Nos. R-00973953 and P-00971265 (the "Restructuring Settlement"). The Restructuring Settlement was a comprehensive settlement of PECO's electric restructuring case. It included numerous terms and conditions, including provisions that PECO would be allowed to recover $5.26 billion of stranded costs and assets from its customers, and that PECO would be allowed to securitize $4.0 billion of those stranded costs and assets.

     4. On May 14, 1998, the Commission issued a Final Order in Docket Nos. R-00973953 and P-00971265 (the "Final Restructuring Order"), approving the Joint Petition for Full Settlement. To allow PECO to securitize its authorized stranded costs and assets by issuing Transition Bonds pursuant to 66 Pa.
C.S. ss.2812, the Final Restructuring Order adopted a Qualified Rate Order that had been proposed in the Restructuring Settlement.

     5. In March, 1999, PECO issued $4.0 billion of Transition Bonds pursuant to the Final Restructuring Order.

     6. On January 7, 2000, PECO submitted the instant Application to the Commission, requesting approval to securitize an additional $1.0 billion of its authorized stranded costs and assets and provide a $60 million rate reduction to its customers. PECO served a copy of its Application, or provided notice of filing its Application, to all entities or individuals that had been parties to its restructuring proceeding.


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

     7. Prior to submitting the instant Application, PECO engaged in settlement discussions with the other Joint Petitioners. Based on those discussions, the Joint Petitioners other than MAPSA prepared and signed an Agreement to Prepare and Present a Joint Petition for Full Settlement of PECO Energy's Application for a Qualified Rate Order (the "Settlement Proposal"). In the Settlement Proposal, which was attached to PECO's Application and is attached to this Joint Petition as Exhibit A, the Joint Petitioners other than MAPSA agreed that, after public notice of this proceeding had been provided and any additional parties had the opportunity to intervene in this proceeding, the Joint Petitioners other than MAPSA would prepare a Joint Petition for Settlement with all interested parties and request that the Commission approve the terms and conditions of the Settlement Proposal (and such additional settlement terms as might be reached with any additional intervenors).

     8. PECO provided public notice of the instant Application to all of its customers by mailed postcard notice. (A copy of the postcard notice is attached as Exhibit B.) Postcard notice to all customers was placed in the United States mail on or before January 21, 2000. The postcard notice informed customers, among other things, that they had 15 days to file written comments or interventions with the Commission.

     9. The Commission provided public notice of the instant Application by publication in the Pennsylvania Bulletin on January 22, 2000. (A copy of the Pennsylvania Bulletin notice is attached as Exhibit C.) The Pennsylvania Bulletin notice informed customers, among other things, that they had 15 days to file written comments or interventions with the Commission.



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

     10. On February 7, 2000, MAPSA filed a Petition to Intervene in this proceeding. In that Petition, MAPSA generally stated that it wishes to ensure that the securitization does not have an adverse effect on competition in the retail services market in Pennsylvania. MAPSA's concerns have been addressed by this settlement.

     11. The Joint Petitioners therefore request that the Commission issue an order approving the terms and conditions of the Joint Petition and issuing a Qualified Rate Order.

                            III. TERMS AND CONDITIONS

     The Settlement Proposal between the Joint Petitioners other than MAPSA was provided as an exhibit to PECO's Application in this proceeding. (It is also attached to this Joint Petition as Exhibit A). Based on the Settlement Proposal and the subsequent settlement negotiations with MAPSA, the terms and conditions of settlement are:

     A. RATE REDUCTIONS

     12. Beginning on January 1, 2001, PECO will provide its retail customers in its service territory in Southeast Pennsylvania with rate reductions in the total amount of $60 million.


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

     13. The rate reductions shall be flowed to customers over a one-year period commencing with regular billing cycles beginning after December 31, 2000. PECO agrees the application of the securitization savings will not reduce the shopping credit. Subject to a different agreement in the PECO-Unicom merger case(2), if any, PECO agrees that it will apply the securitization savings to reductions to the Competitive Transition Charge ("CTC") as set forth in the attached pro forma (Exhibit D).

     B. SECURITIZATION

     14. The rate reductions described in this Joint Petition are contingent upon the Commission issuing a Qualified Rate Order, which Qualified Rate Order shall have become final and nonappealable, that authorizes PECO to issue Transition Bonds to securitize up to $1 billion of its stranded costs. However, the rate reductions described in this Joint Petition are not contingent upon PECO issuing Transition Bonds pursuant to such Qualified Rate Order. PECO assumes the risk that securitization may not be accomplished and such fact shall not be grounds for adjustment of the reduction in rates described in paragraph 12.

     15. The rate reductions described in this Joint Petition include the anticipated benefits of securitization of $1.0 billion of stranded costs. The savings from securitization are incorporated to fund the rate reductions provided for, and no further adjustment upon sale of transition bonds is required other than establishment of an Intangible Transition Charge to replace an equal amount of Competitive Transition

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2 PECO has publicly announced a merger with Unicom Corporation, which merger is the subject of a docketed proceeding before the Pennsylvania Public Utility Commission.

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


Charge. The effectiveness of this Joint Petition is contingent upon the issuance by the Commission, simultaneous with approval of the Joint Petition, of an irrevocable Qualified Rate Order pursuant to Section 2812 of the Electric Competition Act (66 Pa. C.S. ss. 2812), which Qualified Rate Order shall have become final and nonappealable. To satisfy this condition, the Qualified Rate Order approved by the Commission must authorize the issuance of Transition Bonds to securitize up to $1.0 billion of PECO's remaining authorized stranded and transition costs at any time after the issuance of such Qualified Rate Order, provided that the Intangible Transition Charges ("ITC") to customers terminate no later than December 31, 2010. The Qualified Rate Order for which approval is sought is attached to this Joint Petition as Exhibit E.

     16. PECO agrees that it will use the proceeds of the securitization principally to reduce its stranded costs and related capitalization, in compliance with Section 2812 (b)(2) of the Electric Competition Act and the terms of the proposed Qualified Rate Order.

     17. Pursuant to Section 2812(b)(4) of the Electric Competition Act, each Commission order approving a Qualified Rate Order must contain a provision for periodic adjustments to the intangible transition charges that are approved in that Qualified Rate Order. All such periodic adjustments for Transition Bonds issued pursuant to this settlement shall be consistent with Paragraph 24 (titled "Reconciliation and Projected Sales") of the Joint Petition For Full Settlement Of PECO Energy Company's Restructuring Plan And Related Appeals And Application For A Qualified


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


Rate Order And Application For Transfer Of Generation Assets, as approved by the Commission in its May 14, 1998 order in Docket Nos. R-00973953 and P-00971265.(3)

     18. PECO has publicly announced a merger with Unicom Corporation, which merger is the subject of a docketed proceeding before the Pennsylvania Public Utility Commission. The instant agreement does not impair or restrict the rights of any of the signatories to propose or argue in favor of rate decreases in the merger proceeding. PECO is precluded from arguing that its rates (other than the ITC revenue stream) cannot be adjusted in the merger proceeding as a result of this securitization.

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3 The Qualified Rate Order attached to this Joint Petition has some minor changes from the draft Qualified Rate Order that was attached to PECO's Application. For example, the final proposed Qualified Rate Order states that the annual reconciliation for the additional transition bonds will occur on the same date each year as the annual reconciliation for the first $4.0 billion of bonds, a step which will avoid the need for a separate reconciliation proceeding and true-up. The Joint Petitioners request that the Commission utilize the Qualified Rate Order attached as Exhibit E to this Joint Petition, without modification.

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     C. ADVERTISING AND PROMOTION

     19. PECO is prohibited from using the securitization savings or CTC reductions authorized in the settlement to promote its Provider of Last Resort ("PLR") service. Unless required by law, PECO may not refer to the securitization savings or CTC reductions in any public advertising, promotion or communication. PECO agrees that it will neither directly nor indirectly state, suggest or imply in any public advertisement, promotion or communication that:

     o PECO or any affiliate is responsible for obtaining for customers the securitization savings or CTC reductions included in this settlement.

     o Customers may better obtain the benefit of such securitization savings or CTC reductions by remaining with PECO's PLR service.

     o Customers who are provided service by suppliers other than PECO or its affiliates will not receive the same benefit of such securitization savings or CTC reductions as customers of PECO or its affiliates.

     PECO will provide MAPSA with five business days advance notice and opportunity to review any communications required by law concerning the subject matter of securitization savings or CTC reductions resulting from this settlement. Any such communication will prominently state "Additional savings may be obtained by shopping for an energy supplier."

     In the event of a dispute between MAPSA and PECO concerning a communication required by law, PECO agrees that it will not issue the communication until the dispute has been resolved. If MAPSA and PECO are unable to resolve a dispute concerning the subject matter of this Agreement in a communication required by law, the proposed communication shall be submitted to the Consumer Advocate with



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a copy to the Commission's Bureau of Consumer Services, for consideration and resolution within five business days. The Consumer Advocate, in cooperation and consultation with the Bureau of Consumer Services, shall have the power to resolve the dispute and disapprove, approve or approve with revisions the proposed communication.

     In the event that MAPSA believes that PECO has issued a public advertising, promotion or communication that violates this agreement, PECO agrees that the dispute shall be submitted to a single arbitrator of the American Arbitration Association (the "Neutral") for consideration and resolution within five business days. The Neutral shall have the power to determine whether the public advertising, promotion, or communication violates this agreement. If the Neutral determines that the public advertising, promotion or communication violates this agreement, PECO shall cease the offending public advertising, promotion, or communication and the Neutral shall determine the steps necessary, if any, to remedy the violation and shall order such remediation.

     PECO agrees that the Neutral shall have the power to impose additional monetary sanctions on it in an amount not to exceed three times the cost of the remedy ordered pursuant to the above paragraph. All monetary sanctions ordered to be paid by the Neutral shall be paid to such third party as jointly designated at the time by MAPSA and PECO, with such monies to be used for consumer education regarding consumer options in the competitive electric marketplace.

                       IV. PUBLIC INTEREST CONSIDERATIONS

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     The Joint Petitioners submit that this settlement is in the public interest and should be approved in full for the following reasons:

     20. Customers Will Receive Rate Reductions. The Joint Petition enables all customers to receive significant guaranteed rate reductions for 2001.

     21. The Securitization Of Stranded Assets Will Be Facilitated. The Joint Petition provides for the Commission to issue a Qualified Rate Order authorizing PECO to securitize up to $1.0 billion of its authorized recoverable stranded assets and costs.

     22. Market Risks And Risks Of Issuance Are Shifted Away From Customers. Once the Commission's order has become final and nonappealable, an obligation will vest in PECO at that time to provide the customer rate discounts described in the Joint Petition. This obligation will exist whether or not PECO issues Transition Bonds, and regardless of the interest rate that it is required to pay on those bonds. In the current environment of rising interest rates, and given the inherent uncertainty of any future action that involves third parties (including, in this case, rating agencies and bond market participants), there is risk that Transition Bonds may not be issueable, or may not be issueable on favorable terms. The Joint Petition shifts those market and issuance risks to PECO by creating a current obligation to provide rate discounts (once the Commission's order is final and nonappealable), regardless of whether Transition Bonds are ever issued, or the terms of those Transition Bonds.

     23. The Issue Of An Adverse Effect On Competition Has Been Addressed. MAPSA has participated in these proceedings to protect against the marketer concern


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that the securitization could be implemented in a manner adverse to competition.
The settlement contains constraints on PECO so that the securitization will not have an effect on the shopping credit and so that PECO will not use the securitization discounts to advertise or otherwise promote its Provider of Last Resort service.

     24. Substantial Litigation And Associated Costs Will Be Avoided. The Joint Petition amicably resolves a number of important and potentially contentious issues. The administrative and appellate burden and costs to litigate these matters to conclusion would be substantial.

     25. The Joint Petition Is Consistent With Commission Policies Promoting Negotiated Settlements. The Joint Petitioners arrived at the Joint Petition terms and conditions after extensive discussions and exchange of information. Moreover, the Joint Petitioners drew on the evidence,experience, and Commission's Final Restructuring Order in PECO's restructuring proceeding. The Joint Petition's terms and conditions constitute a carefully crafted package representing negotiated compromises on the issues addressed herein. Thus, this Joint Petition is consistent with the Commission's rules and practices encouraging negotiated settlement (see 52 Pa. Code ss.ss.5.231, 69.391, 69.401).


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                                  V. CONCLUSION

     WHEREFORE, the Joint Petitioners, intending to be legally bound, respectfully request that the Commission: (1) approve without modification the proposed settlement as set forth in the Joint Petition; and (2) issue without modification the Qualified Rate Order set forth in Exhibit E hereto.


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----------------------------------------             -----------------
For PECO Energy Company                                       Date

----------------------------------------             -----------------
For the Office of Consumer Advocate                           Date

----------------------------------------             -----------------
For the Office of Small Business Advocate                     Date

----------------------------------------             -----------------
For the Philadelphia Area Industrial Energy                   Date
     Users Group

---------------------------------------              -----------------

For the Consumers Education and Protective                    Date
     Association, Tenants' Action Group,
     and Association of Community Organizations for Reform Now


----------------------------------------             -----------------
For the Office of Trial Staff                                 Date


-----------------------------------                  ----------------
For Mid-Atlantic Power Supply Association                     Date


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